CONTACT: Joseph K. Belanoff, M.D. Chief Executive Officer Corcept Therapeutics 650-327-3270 IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES $9 MILLION PRIVATE EQUITY FINANCING

MENLO PARK, Calif. (March 30, 2007) - Corcept Therapeutics Incorporated (NASDAQ: CORT) today announced the completion of a private placement of 9,000,000 shares of its common stock at a price of $1.00 per share, pursuant to a definitive agreement entered into today with accredited investors. The investors are led by Paperboy Ventures LLC, who is currently a significant shareholder of Corcept. Sutter Hill Ventures, Alta Partners, LLP, venture capital firms that are currently significant shareholders in Corcept, and members of the Corcept Board of Directors, Joseph C. Cook, Jr., James A. Harper, David L. Mahoney, Alan F Schatzberg, M.D. and James N. Wilson, are also investors. In addition, investors in this financing round included Black Point Group, LLP, Vaughn Bryson and Daniel Bradbury.

Corcept will use the proceeds of the financing to complete the investigation of their previous clinical trials, to prepare for the next Phase 3 clinical trial evaluating CORLUX® for the treatment of the psychotic features of psychotic major depression (PMD), to continue development of their new chemical entities and for working capital.

The securities sold and issued in connection with the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. As part of the transaction, Corcept has agreed to file a registration statement on Form S-1 with the Securities and Exchange Commission for purposes of registering the resale of all of the common stock issued in the private placement within two business days following the filing of its Form 10-K for its fiscal year ending December 31, 2006.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of Corcept Therapeutics Incorporated common stock under the resale registration statement will be made only by means of a prospectus.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and neurological diseases. Corcept’s lead product, CORLUX, is currently in Phase III clinical trials for the treatment of the psychotic features of PMD. The drug is administered orally to PMD patients once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in PMD. The Company is also conducting a proof-of-concept study evaluating the ability of CORLUX to mitigate weight gain associated with the use of olanzapine. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements. Such statements include, without limitation, the projected date for the filing of a registration statement for resale of the shares that have been sold. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.